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                                                               [LOGO OF MetLife]

MetLife Insurance Company USA
11225 North Community House Road
Charlotte, NC 28277

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

April 19, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-4644

Re:  Pre-Effective Amendment No. 1
     MetLife Insurance Company USA
     MetLife Investors USA Separate Account A
     Registration Statement on Form N-4 (File Nos. 333-209053/811-03365) (Series VA (offered on and after May 2, 2016))

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Insurance Company USA, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on May 2, 2016.

     METLIFE INSURANCE COMPANY USA
     (Depositor)

     METLIFE INVESTORS SEPARATE ACCOUNT A
     (Registrant)

     By: /s/ Gregory E. Illson
         ----------------------------------
         Gregory E. Illson
         Vice President

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

     By: /s/ Donald Leintz
         ----------------------------------
         Donald Leintz
         Vice President